Section 2: EX-99.1 (EXHIBIT 99.1)

Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD FIRST QUARTER EARNINGS

QUINCY, California, April 18, 2016 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank, today announced first quarter 2016 earnings of $1.6 million or $0.32 per share an increase of $358 thousand from $1.2 million or $0.25 per share during the first quarter of 2015. This $1.6 million represents the highest level of earnings, for any first quarter, in the history of Plumas Bancorp. Diluted earnings per share increased from $0.24 per share during the three months ended March 31, 2015 to $0.31 per share during the current three month period.

“On behalf of the Board of Directors, I am very pleased to report that the company delivered record earnings performance in the first quarter of 2016. These first quarter results represent our eighth consecutive quarter of $1 million or more in net income. This achievement was driven by continued loan and deposit growth, improved efficiency, and strong asset quality trends,” said Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank. “Our fundamentals are strong and we are confident in our ability to deliver further value to our clients and shareholders as we continue to purposefully and proactively work towards achieving our strategic objectives.”

Ryback continued, “We are also extremely proud to report that Plumas Bank recently received The Findley Reports on Financial Institutions highest rating of “Super Premier Performing Bank” for our operating results for the period ended December 31, 2015.” The recognition by Findley was based upon multiple factors, including profitability, return on beginning equity and loan performance. Ryback concluded, “We are honored to have received this prestigious ranking; it’s a testament to the strategic vison and commitment of our board of directors and management team, and the hard work of our employees as we continue to maintain our strong financial performance and strive to be the best banking institution possible to the communities we serve.”

Financial Highlights

March 31, 2016 compared to March 31, 2015

●	Total assets increased by $41.5 million, or 7.5% to $595 million.

●	Net loans increased by $25.7 million, or 6.8% to $405 million at March 31, 2016 compared to $379 million at March 31, 2015.

●	Total deposits increased by $41.5 million to $525 million at March 31, 2016.

●	Nonperforming assets decreased by $3.3 million from $9.7 million at March 31, 2015 to $6.4 million at March 31, 2016.

●	The ratio of nonperforming loans to total loans decreased from 1.57% to 1.12% and the ratio of nonperforming assets to total assets decreased from 1.75% to 1.07%.

●	Total equity increased by $6.9 million, or 18% to $45.0 million.

Three months ended March 31, 2016 compared to March 31, 2015

●	Net income increased to a record $1.6 million; a 29% increase from the $1.2 million earned during the first quarter of 2015.
●	Basic earnings per common share increased by 28% from $0.25 during the first quarter of 2015 to $0.32 during the current quarter.
●	Annualized earnings on average equity increased from 13.0% in 2015 to 14.3% during the three months ended March 31, 2016.
●	Annualized return on average assets increased from 0.90% to 1.06%.
●	Net interest income increased $761 thousand, or 15.3% to $5.7 million.
●	Net interest margin increased from 4.06% to 4.20%.
●	Non-interest expense decreased by $72 thousand or 2% to $4.6 million.

Loans, Deposits, Investments and Cash

Net loans increased by $25.7 million, or 6.8%, from $379.2 million at March 31, 2015 to $404.9 million at March 31, 2016. The three largest areas of growth in the Company’s loan portfolio were $27.1 million in commercial real estate loans, $5.2 million in commercial loans and $4.1 million in agricultural loans. The two largest decreases were $9.2 million in construction and land development loans and $4.1 million in residential real estate loans. The construction and land development portfolio component has been identified by Management as a higher-risk loan category. Construction and land development loans represented 3.9% and 6.5% of the loan portfolio as of March 31, 2016 and March 31, 2015, respectively.

Total deposits increased by $41.5 million from $484 million at March 31, 2015 to $525 million at March 31, 2016. This $41.5 million increase includes increases of $17.6 million in non-interest bearing demand deposits, $5.3 million in interest bearing transaction accounts and $22.3 million in money market and savings accounts. Time deposits declined by $3.7 million to $51.4 million or less than 10% of total deposits. The Company has no brokered deposits.

Total investment securities were $99.6 million at March 31, 2016 and $90.1 million at March 31, 2015. Cash and due from banks increased by $7.2 million from $48.6 million at March 31, 2015 to $55.8 million at March 31, 2016.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at March 31, 2016 were $6.4 million, down from $9.7 million at March 31, 2015. Nonperforming assets as a percentage of total assets decreased to 1.07% at March 31, 2016 down from 1.75% at March 31, 2015. OREO declined by $1.9 million or 52% from $3.7 million at March 31, 2015 to $1.8 million at March 31, 2016. Nonperforming loans at March 31, 2016 were $4.6 million, down $1.4 million, or 23% from $6.0 million at March 31, 2015. Nonperforming loans as a percentage of total loans decreased to 1.12% at March 31, 2016, down from 1.57% at March 31, 2015.

During the three months ended March 31, 2016 we recorded a provision for loan losses of $200 thousand, down $100 thousand from the $300 thousand during the first quarter of 2015. Net charge-offs totaled $80 thousand and $29 thousand during the three months ended March 31, 2016 and 2015, respectively. The allowance for loan losses totaled $6.2 million at March 31, 2016 and $5.7 million at March 31, 2015. The allowance for loan losses as a percentage of total loans increased slightly from 1.49% at March 31, 2015 to 1.51% at March 31, 2016.

Shareholders’ Equity

Total shareholders’ equity increased by $6.9 million from $38.1 million at March 31, 2015 to $45.0 million at March 31, 2016. The $6.9 million includes earnings during the twelve month period totaling $6.2 million and an increase in net unrealized gains on investment securities of $0.5 million with the balance of $0.2 million representing stock option activity.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $5.7 million for the three months ended March 31, 2016, an increase of $761 thousand, or 15.3%, from $5.0 million for the same period in 2015. The increase in net interest income includes an increase of $624 thousand in interest income the largest component of which was an increase in interest and fees on loans of $512 thousand. This increase in interest and fees on loans was related to an increase in average loan balances of $31.1 million and an increase in yield on loans of 5 basis points from 5.40% during the 2015 quarter to 5.45% during the current quarter. Interest expense declined by $137 thousand of which $188 thousand was related to the payoff of the Bancorp’s $7.5 million subordinated debenture in April, 2015. Net interest margin for the three months ended March 31, 2016 increased 14 basis points to 4.20%, up from 4.06% for the same period in 2015.

Non-Interest Income/Expense

During the three months ended March 31, 2016 non-interest income totaled $1.7 million a decrease of $392 thousand from the three months ended March 31, 2015. This decrease was related to a $324 thousand reduction in gains on sale of SBA loans and a $32 thousand loss on sale of available for sale investment securities. Gain on the sale of government guaranteed SBA loans declined from a very strong $657 thousand during the three months ended March 31, 2015 to $333 thousand during the current quarter. Proceeds from SBA loan sales totaled $6.3 million during the current quarter and $9.5 million during the 2015 quarter. Loans originated for sale totaled $8.7 million during the three months ended March 31, 2016 and $9.1 million during the three months ended March 31, 2015. During the three months ended March 31, 2016 we sold fourteen investment securities recording a net loss of $32 thousand. The compares to a gain on sale of $30 thousand from the sale of eight securities during the three months ended March 31, 2015.

During the three months ended March 31, 2016, total non-interest expense declined by $72 thousand, or 2%, to $4.6 million, down from $4.7 million for the comparable period in 2015. The two largest declines were $110 thousand in salary and benefit expense and $83 thousand in loan collection expenses. These were partially offset by an increase in the provision from change in OREO valuation of $138 thousand from a credit of $129 thousand during the first quarter of 2015 to $9 thousand during the current quarter. The decrease in salary and benefit expense includes a $70 thousand reduction in commission expense related to the reduction in SBA gains and a $57 thousand increase in deferral of loan origination costs. Salary expense was up by $18 thousand to $2.0 million. Reductions in salary expense include the retirement of the EVP and Operations Manager of Plumas Bank as well as open positons including a commercial lending officer position in our Redding, California location. The Company has chosen not to replace the EVP and Operations Manager of Plumas Bank. These were offset by merit and promotional increases and increases in personnel related to our new Reno, Nevada Branch. The largest increase in non-interest expense was a $138 thousand increase in the provision for OREO losses. During the three months ended March 31, 2015 the Company recorded a credit of $129 thousand for the provision from change in OREO valuation. The credit resulted from a significant increase in value of one OREO property based on a current appraisal.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates twelve branches: eleven located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and one branch in Reno, Nevada, Washoe County. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912

investorrelations@plumasbank.com

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